EXHIBIT 14(b)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement under the Securities Act of 1933 on Form N-14 (the “Registration Statement”) of our report dated February 20, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003, Annual Report to Shareholders of the State Street Research Investment Trust (a series of State Street Research Master Investment Trust). We also consent to the reference to us under the heading “Independent Accountants” in the Statement of Additional Information dated May 1, 2004, incorporated by reference in the Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

November 5, 2004